Portman
Limited

ABN 22 007 871 892
Level 11 The Quadrant
1 William Street
Perth 6000
Western Australia
GPO Box W2017 Perth, 6001 Tel: Fax:	61 8 9426 3333 61 8 9426 3344

21 May 2008

(3 pages in total)

The Announcements Officer
Australian Stock Exchange (Sydney) Limited
Level 10
20 Bond Street
SYDNEY NSW 2001

Electronically Lodged

Dear Sir

Please find attached an announcement by Portman Limited concerning an off- market share buy-back.

Yours faithfully

/s/ C. M. Rainsford
C M Rainsford
Company Secretary

PORTMAN LIMITED

Portman
Limited

ABN 22 007 871 892
Level 11 The Quadrant
1 William Street
Perth 6000
Western Australia
GPO Box W2017 Perth, 6001 Tel: Fax:	61 8 9426 3333 61 8 9426 3344

21 May 2008

PORTMAN LIMITED (ABN 22 007 871 892)
ANNOUNCES OFF-MARKET SHARE BUY-BACK

Portman today announced an off-market tender buy-back of up to 16.5 million shares, or 9.39% of its outstanding shares, to be completed in early July 2008. The ultimate size of the buy-back will be dependent on shareholder demand and prevailing market conditions, subject to a maximum of 9.39% of Portman’s outstanding shares.

The buy-back is part of Portman’s capital management strategy to return surplus cash reserves to its shareholders and is expected to enhance earnings per share. The Board considered various other ways to return surplus capital to Shareholders, including on-market buy-backs, special dividends and pro-rata capital reductions. After considering the alternatives, the Board concluded that an off-market buy-back conducted by way of tender (and that includes franking credits) offers advantages which are not available at this time from other methods of returning capital.

Buy-back tender process

Under the buy-back tender process, eligible shareholders may offer to sell some or all of their shareholding at a fixed price discount of 14% to the volume weighted average price of Portman shares traded on ASX during the five trading days after this announcement. Participation in the buy-back is voluntary. Portman’s largest shareholder, Cliffs Asia-Pacific Pty Limited (which currently has a relevant interest in 80.45% of Portman’s shares), has undertaken to Portman that it will not participate in the buy-back.

To the extent tenders are received for the buy-back in excess of 9.39% of Portman’s outstanding shares, a scale back will be applied. The scale back process has been structured to ensure that shareholders with small holdings will not be disadvantaged.

Shareholder eligibility

Shareholders who hold their shares on 3 June 2008 will be invited to participate in the buy-back. Excluded foreign persons, including shareholders residing in the US and US persons, will not be eligible to participate in the buy-back.

For Australian tax purposes, the buy-back price per share received by participating shareholders is expected to comprise the following1:

(a)	a capital component of $0.60; and

(b)	a fully franked dividend component equal to the buy-back price less $0.60.

Buy-back timetable

The buy-back timetable is set out below. A buy-back booklet outlining the terms and conditions of the buy-back will be mailed to all eligible shareholders by 5 June 2008.

It is expected that shares acquired on or after this date which are sold in the buy-back will not generally be eligible for franking entitlement under the “45 day rule"[2]	19 May 2008

Announcement of buy-back	21 May 2008

Ex-entitlement date: shares acquired on ASX on or after this date will not confer an entitlement to participate in the buy-back	28 May 2008

Record date: determination of shareholders in Portman entitled to participate in the buy-back	3 June 2008

Tender period opens	6 June 2008

Tender period closes	24 June 2008

Buy-back period: determination of any scale back	25 June 2008 to 2 July 2008

Announcement of buy-back price and any scale back	3 July 2008

Despatch of buy-back proceeds to successful participants	4 July 2008

Further Information

Shareholders seeking further information about the buy-back can obtain this from the following sources:

•	Portman’s website www.portman.com.au;

•	Portman shareholder information line on (08) 9389 8033 (within Australia) or +61 8 9389 8033 (outside Australia) between 8.30 am and 5.00 pm Monday to Friday (Perth time); or

•	Christopher Hunt (Company Secretary) or Caroline Rainsford (Alternate Company Secretary) on (08) 9426 3333 (within Australia) or +61 8 9426 3333 (outside Australia)

If shareholders are in any doubt as to what they should do, they should consult a professional adviser.

/s/ R. R. Mehan
R R Mehan
Managing Director

[1]	This tax treatment is in accordance with Australian Taxation Office Practice Statement Law Administration PSLA 2007/9. Portman has made an application to the Australian Taxation Office for a class ruling to confirm this tax treatment. As at the date of this announcement the class ruling request is still being reviewed by the Australian Taxation Office.

[2]	Refer to footnote 1